Exhibit 99.1

475 Half Day Road, Suite 500 Lincolnshire, IL 60069 USA T: +1 847 634 6700 F: +1 847 913 8766 www.zebra.com

FOR IMMEDIATE RELEASE

Zebra Technologies Announces Closing of $1.05 Billion

Senior Unsecured Note Private Offering

Lincolnshire, Ill., October 15, 2014 – Zebra Technologies Corporation (NASDAQ: ZBRA) today announced the closing of its private offering of $1.05 billion in aggregate principal amount of 7  1⁄4% senior unsecured notes due 2022 (the “Notes”).

Zebra intends to use the net proceeds from the Notes offering, together with cash on hand and proceeds from Zebra’s previously announced $2.2 billion senior secured term loan to fund the $3.45 billion cash acquisition of the Enterprise business of Motorola Solutions, Inc. (NYSE: MSI), as well as to pay related transaction fees and expenses. The Notes are the senior unsecured obligations of Zebra and will be guaranteed by certain of Zebra’s domestic subsidiaries following the closing of the acquisition. The proceeds from the private offering of the Notes have been placed into escrow until the closing of the acquisition.

The Notes and related guarantees have not been registered under the Securities Act of 1933, as amended (“Securities Act”), or the securities laws of any other jurisdiction, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements. The offering was made only to qualified institutional buyers in accordance with Rule 144A under the Securities Act and to non-U.S. persons in accordance with Regulation S under the Securities Act.

This press release is for informational purposes only and shall not constitute an offer to sell or the solicitation of an offer to buy the Notes and related guarantees. Any offer of the Notes and related guarantees is not being made to any person in any jurisdiction in which the offer, solicitation or sale is unlawful.

Forward-looking Statements

This press release contains forward-looking statements within the meaning of federal securities laws. Statements related to, among other things, the use of proceeds from the offering of the Notes and the closing of the acquisition constitute forward-looking statements. For a description of factors that may cause Zebra’s actual results, performance or expectations to differ from any forward-looking statements, please review the information under the heading “Risk Factors” included in Item 1A of Zebra’s 2013 Annual Report on Form 10-K and other documents of Zebra’s on file with or furnished to the Securities and Exchange Commission. Any forward-looking statements made in this press release are qualified by these cautionary statements, and there can be no assurance that the actual results or developments anticipated by Zebra will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, Zebra or its business or operations. Except as required by law, Zebra undertakes no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise. We caution you that actual outcomes and results may differ materially from what is expressed, implied or forecasted by Zebra’s forward-looking statements.

Contact:

Investors:	Media:
Douglas A. Fox, CFA	Robb Kristopher
Vice President, Investor Relations	Director, Corporate Communications
and Treasurer	and Public Relations
+ 1 847 793 6735	+ 1 847 793 5514
dfox@zebra.com	rkristopher@zebra.com